EXHIBIT 99.26

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Issuer

CORVUS GOLD INC. (the “Issuer”)
Suite 2300 – 1177 West Hastings Street
Vancouver, B.C. V6E 2K3

Item 2.	Date of Material Change

December 5, 2013

Item 3.	News Release

The date of the material change report issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change report disclosed in this report is December 5, 2013.  The material change report was issued in Vancouver, British Columbia through the facilities of the Toronto Stock Exchange via Marketwire.

Item 4.	News Release

The Issuer expands the high-grade, bulk tonnage stockwork zones at Yellowjacket system, North Bullfrog Project, Nevada.

Item 5.	News Release

The Issuer reports the receipt of complete assays from seven holes drilled through the Yellowjacket vein system.  Previously reported results (NR13-22, NR13-24 and NR13-25) from these holes were prioritized samples and only included the narrow main vein intervals with visible gold.  Complete assay results, which now include silver numbers, demonstrate that the combined near surface, higher-grade, bulk tonnage, vein and stockwork zones are consistently 20-50 metres wide with average grades ranging from 1 to 7 g/t gold and 14 - 32 g/t silver (Table 1).  Significantly, the higher silver grades in this area, which run between 3 to 15 times greater than the gold content, may have a beneficial effect on anticipated production costs when included in the updated North Bullfrog Preliminary Economic Assessment scheduled for Q1 2014.

The Issuer has now confirmed the continuity of the Yellowjacket vein system over a strike length of 650 metres to a nominal depth of approximately 120 metres.  A hole drilled late this season tested the system a further 50 metres down dip and intersected a broad zone of stockwork veining as well as an 8 metre thick banded vein at approximately 170 metres vertical depth with visible gold and silver (assays pending).  This deeper intersection is encouraging for the possibility of extending the system at depth.  The Yellowjacket system remains open to the north and has yet to be explored to the south.

In addition to the vein mineralization, drilling has encountered a different style of disseminated and veined mineralization at depth in a number of holes, including 42 metres @ 0.94 g/t gold in NB-13-357 (Table 1).  Several holes have ended in this type of mineralization and so its extent is not constrained at the present time but may represent what could be a large potential target beneath the currently defined oxide deposit.

Yellowjacket Vein System

The main Yellowjacket vein consists of 1-12 metres of solid quartz vein with complex multi-stage infill.  This vein is surrounded in the hangingwall and footwall by stockwork veining where thin grey translucent quartz veinlets are found.  In general, this stockwork zone is defined when the density of these quartz veinlets is greater than 10% quartz veins with peripheral zones containing 5-10% quartz veinlets.  These zones are, in turn, surrounded by the typical disseminated low-grade mineralization similar to that previously defined in the Sierra Blanca deposit located immediately to the west.

The continuity of mineralization in the main stockwork is variable, with hangingwall thicknesses ranging from 7 to 50 metres and footwall thicknesses ranging from 4 to 30 metres.  Average grades range from 0.4 to 15 g/t gold.  The thicknesses reported are apparent thicknesses since the geometry has not yet been fully defined.

Table 1: Significant intercepts* from recent core holes at Yellowjacket.
(Reported drill intercepts are not true widths.  At this time, there is insufficient data with respect to the shape of the mineralization to calculate its true orientation in space.)

Hole ID	From (metres)	To (metres)	Interval (metres)	Gold (g/t)	Silver (g/t)	Comments
	25.0	40.5	15.6	0.11	0.64	Disseminated
	69.8	89.3	19.6	0.15	0.68	Disseminated
	93.5	113.4	19.9	0.17	1.09	HW Peripheral Stockwork
	113.4	130.5	17.1	0.82	1.93	HW Stockwork
NB-13-354	130.5	135.3	4.8	16.86	74.50	Main Vein
	135.3	145.7	10.4	2.63	9.88	FW Stockwork
			32.3	3.76	15.17	Vein + Main Stockwork
	145.7	181.3	35.6	0.42	2.19	FW Peripheral Stockwork
	182.6	192.9	10.4	0.25	1.10	Disseminated
	36.4	67.5	31.1	0.14	0.75	Disseminated
	67.5	80.8	13.4	0.20	0.86	HW Peripheral Stockwork
	80.8	96.7	15.9	1.01	2.62	HW Stockwork
NB-13-355	96.7	102.1	5.4	13.77	76.14	Main Vein
	102.1	108.7	6.6	1.47	22.56	FW Stockwork
			27.9	3.59	21.57	Vein + Main Stockwork
	108.7	143.2	34.5	0.21	1.35	FW Peripheral Stockwork
	143.2	182.3	39.1	0.14	0.80	Disseminated
	22.4	39.1	16.7	0.15	0.45	Disseminated
	67.5	104.0	36.5	0.16	0.81	Disseminated
	104.0	123.8	19.9	0.50	1.69	HW Peripheral Stockwork
	123.8	131.1	7.2	15.74	25.21	HW Stockwork
NB-13-356	131.1	135.3	4.3	17.39	93.92	Main Vein
NB-13-356	135.3	153.2	17.9	0.84	5.45	FW Stockwork
			29.4	6.91	23.15	Vein + Main Stockwork
	153.2	201.5	48.3	0.69	1.97	FW Peripheral Stockwork
	219.1	249.7	30.5	0.59	0.98	Disseminated/Vein
	17.1	36.5	19.4	0.18	0.58	Disseminated

Hole ID	From (metres)	To (metres)	Interval (metres)	Gold (g/t)	Silver (g/t)	Comments
	61.3	75.7	14.4	0.18	0.84	Disseminated
	91.0	126.7	35.6	0.13	1.01	HW Peripheral Stockwork
NB-13-357	126.7	176.4	49.7	0.41	3.49	HW Stockwork
	207.8	219.0	11.2	0.32	0.88	Disseminated/Vein
	219.0	219.9	0.9	0.12	160.00	Acanthite Vein
	245.5	287.7	42.2	0.94	19.67	Disseminated/Vein
	22.8	32.1	9.3	0.25	0.80	HW Peripheral Stockwork
	32.1	51.4	19.3	0.82	3.08	HW Stockwork
NB-13-358	51.4	52.7	1.3	10.73	189.01	Main Vein
	52.7	56.4	3.7	0.40	10.98	FW Stockwork
			24.3	1.30	14.38	Vein + Main Stockwork
	56.4	65.8	9.5	0.21	1.41	FW Peripheral Stockwork
	65.8	116.7	50.9	0.16	0.55	Disseminated
	121.3	150.3	29.0	0.14	0.49	Disseminated
	160.9	163.1	2.2	0.30	10.40	Liberator Structure
	191.4	213.9	22.5	0.19	0.58	Disseminated
	213.9	226.7	12.8	0.55	1.03	Disseminated/Vein
	12.1	18.4	6.3	0.15	0.56	Disseminated
	18.4	68.9	50.5	0.39	1.14	HW Peripheral Stockwork
	68.9	90.7	21.8	3.43	21.48	HW Stockwork
NB-13-359	90.7	103.3	12.6	8.53	81.16	Main Vein
	103.3	134.0	30.7	0.42	1.81	FW Stockwork
			65.1	3.00	23.80	Vein + Main Stockwork
	134.0	175.4	41.4	0.32	0.60	FW Peripheral Stockwork
	188.5	200.9	12.4	0.35	0.89	Disseminated/Vein
	206.8	235.9	29.1	0.39	0.88	Disseminated/Vein
	16.9	62.7	45.8	0.28	1.54	HW Peripheral Stockwork
	62.7	82.0	19.2	0.41	2.05	HW Stockwork
NB-13-360	82.0	91.6	9.6	6.34	132.78	Main Vein
	91.6	109.4	17.8	0.93	10.96	FW Stockwork to TD
			46.7	1.83	32.44	Vein + Main Stockwork

Figure 1: Location of Yellowjacket drill holes.  Red collars and traces indicate holes reported in this material change report.  Blue indicates holes for which assays are pending.  Black indicates previously released results.  Drillhole NB-12-138 was the Yellowjacket discovery hole.

About the North Bullfrog Project, Nevada

The Issuer controls 100% of its North Bullfrog Project, which covers approximately 68 km² in southern Nevada just north of the historic Bullfrog gold mine formerly operated by Barrick Gold Corporation.  The property package is made up of a number of leased patented federal mining claims and 758 federal unpatented mining claims.  The project has excellent infrastructure, being adjacent to a major highway and power corridor.

Qualified Person and Quality Control/Quality Assurance

Jeffrey A. Pontius (CPG 11044), a qualified person as defined by National Instrument 43-101, has supervised the preparation of the scientific and technical information that form the basis for this material change report and has approved the disclosure herein.  Mr. Pontius is not independent of the Issuer, as he is the CEO and holds common shares and incentive stock options.

The work program at North Bullfrog was designed and supervised by Russell Myers (CPG 11433), President of the Issuer, and Mark Reischman, the Isuer’s Nevada Exploration Manager, who are responsible for all aspects of the work, including the quality control/quality assurance program.  On-site personnel at the project log and track all samples prior to sealing and shipping.  Quality control is monitored by the insertion of blind certified standard reference materials and blanks into each sample shipment.  All resource sample shipments are sealed and shipped to ALS

Chemex in Reno, Nevada, for preparation and then on to ALS Chemex in Reno, Nevada, or Vancouver, B.C., for assaying.  ALS Chemex’s quality system complies with the requirements for the International Standards ISO 9001:2000 and ISO 17025:1999.  Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples.  Finally, representative blind duplicate samples are forwarded to ALS Chemex and an ISO compliant third party laboratory for additional quality control.

Cautionary Note Regarding Forward-Looking Statements

This material change report contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Canadian and US securities legislation.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated content, commencement and cost of exploration programs, anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, the potential for higher silver grades to have a beneficial effect on anticipated production costs when included in the updated North Bullfrog Preliminary Economic Assessment scheduled for Q1 2014, the potential to develop multiple Yellowjacket style high-grade zones and to expand the Yellowjacket zone at depth, the potential for the Issuer to be entering new area of the system which may hold potential for higher grades and significant expansion of the North Bullfrog District scale discovery, the potential for the discovery of a new, large Bullfrog type high-grade gold and silver system, the potential to discover additional high grade veins or additional deposits including the potential for a large target to exist beneath the currently defined oxide deposit, the potential to expand the existing estimated resource at the North Bullfrog project, the potential for the North Bullfrog system to continue to grow and/or to develop into a major new higher-grade, bulk tonnage, Nevada gold discovery, the potential for any mining or production at North Bullfrog, the potential for the identification of multiple deposits at North Bullfrog, the potential for the existence or location of additional high-grade veins, the planned completion of an updated preliminary economic assessment for the North Bullfrog project, whether in Q1 2014 or at all, the potential for the Issuer to secure or receive any royalties in the future, business and financing plans and business trends, are forward-looking statements.  Although the Issuer believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Issuer may produce or plan to produce, the Issuer's inability to obtain any necessary permits, consents or authorizations required for its activities, the Issuer's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Issuer’s 2013 Annual Information Form and latest interim Management Discussion and Analysis filed with certain securities commissions in Canada.  All of the Issuer’s Canadian public disclosure filings may be accessed via www.sedar.com and readers are urged to review these materials, including the technical reports filed with respect to the Issuer’s mineral properties.

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Caution Regarding Adjacent or Similar Mineral Properties

This material change report contains information with respect to adjacent or similar mineral properties in respect of which the Issuer has no interest or rights to explore or mine.  The Issuer advises US investors that the mining guidelines of the US Securities and Exchange Commission (the “SEC”) set forth in the SEC’s Industry Guide 7 (“SEC Industry Guide 7”) strictly prohibit information of this type in documents filed with the SEC.  Readers are cautioned that the Issuer has no interest in or right to acquire any interest in any such properties, and that mineral deposits on adjacent or similar properties, and any production therefrom or economics with respect thereto, are not indicative of mineral deposits on the Issuer’s properties or the potential production from, or cost or economics of, any future mining of any of the Issuer’s mineral properties.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Jeffrey A. Pontius, Chairman & CEO
Business Telephone No.: (303) 470-8700

Item 9.	Date of Report

December 9, 2013